UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 27, 2007

China Water and Drinks Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-131131	20-2304161
(Commission File Number)	(IRS Employer Identification No.)

18th Floor, Development Centre Building
RenMinNan Road, Shenzen
People’s Republic of China 518001

(Address of principal executive offices and zip code)

+86-755-25526332

 (Registrant’s telephone number including area code)

 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 27, 2007, the Board of Directors of China Water and Drinks Inc. (the “Company”) by unanimous written consent appointed Joseph Chan to serve as the Chief Financial Officer of the Company effective August 20, 2007.

Mr. Chan, age 41, has served as Senior Finance Manager since 2005 for Fortinet International Inc., a U.S.-based IT company with its headquarters located in Sunnyvale, California where he supervised the accounting and finance function for the Asia Pacific Region covering 11 countries. His duties included the preparation of consolidated financial statements under U.S. GAAP, cash flow management budgeting and costing, internal controls and Sarbanes-Oxley implementation and compliance. From 2002 to 2004, Mr. Chan served as Controller of Glory and Glory Global Ltd., an international trading company based in Hong Kong. From 1998-2002, Mr. Chan served as Controller for Exemplary Software Inc., a spin-off of Hewlett-Packard located in Cupertino, California, and for Eskay Corporation located in Salt Lake City, Utah, a subsidiary of the Daifuku Group, the second largest automation company in the world. He was responsible for implementing a new accounting system, developing financial plans, and overseeing the accounting function. Mr. Chan holds a Bachelors Degree and a Master Degree in Accountancy from Brigham Young University. He is a Certified Public Accountant and has been a member of American Institute of Certified Public Accountant (AICPA) since 1999.

The Company and Mr. Chan executed a letter agreement dated July 20, 2007 (the “Employment Agreement”) setting forth certain terms of his employment, such letter is attached as Exhibit 10.1 hereto. In accordance with the Employment Agreement, Mr. Chan will receive a base salary of HK$70,000 per month with an annual bonus equal to one month’s salary to be paid upon the completion of one year of service.

Mr. Chan has no family relationships with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Chan had, or will have, a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Letter Agreement between the Company and Mr. Joseph Chan dated July 20,  2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA WATER AND DRINKS INC.

Date: August 7, 2007	By:	/s/ Xing Hua Chen

Name: Xing Hua Chen Title: Chief Executive Officer